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                                                                     Exhibit (i)


                        Morris, Nichols, Arsht & Tunnell
                             1201 N. Market Street
                                 P.O. Box 1347
                           Wilmington, DE 19899-1347
                                 (302) 658-9200

                          Telecopy No. (302) 658-3989







                                   May 1, 2000





The Target Portfolio Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102-4077

                  Re:      The Target Portfolio Trust

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to The Target Portfolio Trust, a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the proposed issuance of Shares of the Trust pursuant to and as described in Post-Effective Amendment No. 12 to Registration Statement No. 33-50476 under the Securities Act of 1933 (including the Prospectus and Statement of Additional Information forming a part thereof) on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated July 29, 1992, as amended by the First Amendment to Agreement and Declaration of Trust of the Trust dated as of October 13, 1992 and Amendment No. 2 to Agreement and Declaration of Trust of the Trust dated as of August 25, 1999 (as so amended, the "Governing Instrument").

                  In rendering this opinion, we have examined and relied upon copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on July 30, 1992 (the "Certificate"); Amendment No. 1 to Certificate of Trust of the Trust as filed in the State Office on April 10, 2000; the Governing Instrument; the By-laws of the Trust, as amended by Amendment No. 1 to Bylaws (as amended, the "Bylaws"); the Trust's Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A; the Registration Statement; a Secretary's Certificate of the Trust dated as of April 28, 2000;
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The Target Portfolio Trust
May 1, 2000
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certain resolutions of the Trustees of the Trust including resolutions dated
July 30, 1992, October 14, 1992, January 11, 1994, May 12, 1998 and May 25, 1999
(such resolutions, together with the Governing Instrument and the Bylaws of the Trust are referred to as the "Operative Documents"); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced resolutions, instruments, certificates and other documents, and of all documents contemplated by the Operative Documents to be executed by investors acquiring Shares; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Operative Documents, and compliance with the other terms, conditions and restrictions set forth in the Operative Documents in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under
Section 2 or Section 3 of Article VIII of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del.
C. Sections 3801 et seq. (the "Delaware Act"); and (vi) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we have not participated in the preparation of the Registration Statement or any other offering documentation relating to the Trust, the Shares or the related Series, and we assume no responsibility for their contents. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

                  1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.
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The Target Portfolio Trust
May 1, 2000
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                  2. The issuance of the Shares has been duly authorized on
behalf of the Trust, and the Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Operative Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

                  3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 5 of Article IV of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to have the obligation to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

                  We consent to the filing of a copy of this opinion with the Securities and Exchange Commission with the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinions set forth above are expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon for any other purpose by any other person or entity without our prior written consent.

                                            Sincerely,

                                            /s/ MORRIS, NICHOLS, ARSHT & TUNNELL